As filed with the Securities and Exchange Commission on May 18, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1069248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1015 Third Avenue, 12th Floor

Seattle, Washington 98104

(Address of Principal Executive Offices) (Zip Code)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

2009 STOCK OPTION PLAN

(Full title of the plan)

Amy J. Tangeman, General Counsel

Expeditors International of Washington, Inc.

1015 Third Avenue, 12th Floor

Seattle, Washington 98104

(Name and address of agent for service)

(206) 674-3400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares reserved for issuance pursuant to the 2009 Stock Option Plan	3,000,000	$32.02(2)	$96,060,000	$5,360.15

(1)	Common Shares, $0.01 par value, offered by the Registrant pursuant to the 2009 Stock Option Plan described herein.

(2)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Shares as reported by the NASDAQ Global Select Market on May 14, 2009, which was $32.02 per share.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 3,000,000 shares of common stock (“Common Shares”) of Expeditors International of Washington, Inc. (the “Registrant”) reserved for issuance pursuant to the Registrant’s 2009 Stock Option Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	The Registrant’s annual report for the year ended December 31, 2008, filed with the Commission on February 27, 2009 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (a) above.

(c)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 28, 1985 under Section 12(g) of the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement in any incorporated document contradicting the previous sentence will not be deemed to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

A.J. Tangeman, General Counsel of the Registrant, has rendered her opinion regarding the legality of the Common Shares. Ms. Tangeman owns Common Shares, and she is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “Washington Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article XII of the Registrant’s Restated Articles of Incorporation and Article IX of the Registrant’s Amended and Restated Bylaws together provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Registrant for such purpose.

Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The Registrant has entered into a contract with each director memorializing the indemnification provision referenced above.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Expeditors International of Washington, Inc. 2009 Stock Option Plan (incorporated by reference to the Registrant’s Form 8-K filed with the Commission on May 11, 2009)

4.2	Form of Expeditors International of Washington, Inc. 2009 Stock Option Plan Stock Option Agreement (incorporated by reference to the Registrant’s Form 8-K filed with the Commission on May 11, 2009)

5.1	Opinion of Amy J. Tangeman, General Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Amy J. Tangeman, General Counsel (contained in her opinion filed as Exhibit 5.1 to this registration statement)

23.3	Power of Attorney (see page II-7 of this registration statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 15, 2009.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

/s/ Peter J. Rose
Name: Peter J. Rose
Title: Chairman and Chief Executive Officer

SIGNATURES OF OFFICERS AND DIRECTORS

AND POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Peter J. Rose, R. Jordan Gates and Amy J. Tangeman, or any of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any one or more of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter J. Rose Peter J. Rose	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	May 18, 2009

/s/ Bradley S. Powell Bradley S. Powell	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2009

/s/ Mark A. Emmert Mark A. Emmert	Director	May 18, 2009

/s/ R. Jordan Gates R. Jordan Gates	Director, President and Chief Operating Officer	May 14, 2009

/s/ Dan P. Kourkoumelis Dan P. Kourkoumelis	Director	May 14, 2009

/s/ Michael J. Malone Michael J. Malone	Director	May 14, 2009

/s/ John W. Meisenbach John W. Meisenbach	Director	May 18, 2009

/s/ James L.K. Wang James L.K. Wang	Director, President-Asia	May 15, 2009

/s/ Robert R. Wright Robert R. Wright	Director	May 14, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Expeditors International of Washington, Inc. 2009 Stock Option Plan (incorporated by reference to the Registrant’s Form 8-K filed with the Commission on May 11, 2009)

4.2	Form of Expeditors International of Washington, Inc. 2009 Stock Option Plan Stock Option Agreement (incorporated by reference to the Registrant’s Form 8-K filed with the Commission on May 11, 2009)

5.1	Opinion of Amy J. Tangeman, General Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Amy J. Tangeman, General Counsel (contained in her opinion filed as Exhibit 5.1 to this registration statement)

23.3	Power of Attorney (see page II-7 of this registration statement)